Exhibit 99.1

INVESTOR CONTACT:
Endologix, Inc.
Vaseem Mahboob, CFO
(949) 595-7200

Endologix Adds Jane E. Kiernan to its Board of Directors
IRVINE, California, March 17, 2020 - Endologix, Inc. (Nasdaq: ELGX) (“Endologix” or the “Company”), a developer and marketer of innovative treatments for aortic disorders, today announced that it has appointed Jane E. Kiernan to its board of directors, effective March 12, 2020. Ms. Kiernan has also been appointed to serve on the Audit Committee and the Nominating, Governance and Compliance Committee.
“We are thrilled to add an executive of Jane’s caliber to our board,” commented Dan Lemaitre, Chairman of the Endologix board of directors. “I’m confident that Jane’s extensive industry experience will be a key asset as we continue to pursue our long-term growth strategy.”
“Jane’s 30 years of financial and operational expertise in the healthcare sector will be instrumental as we take Endologix to the next stage of growth,” said John Onopchenko, Chief Executive Officer of Endologix, Inc. “The strategic insight Jane has gained through a wealth of executive and board experience will be invaluable for Endologix as we continue to drive innovation in the abdominal aortic aneurysms (“AAA”) market.”
Ms. Kiernan has served on the board of directors of Axonics Modulation Technologies, Inc. since 2019 and currently serves on its audit committee. In 2017, she co-founded K2 Biotechnology Ventures, an investment firm engaged in developing and commercializing portfolios of university and medical center innovations in partnership with venture capital, healthcare corporations, and philanthropic healthcare foundation partners. She previously served on the board of directors of American Medical Systems from 2006 through 2011, when it was acquired by Endo Pharmaceuticals.

Exhibit 99.1

During her distinguished career, Ms. Kiernan served as Chief Executive Officer and board member of Salter Labs from 2010 to 2017, over which time she and the team developed and executed a strategy to double the size of the company. Prior to joining Salter Labs, she spent nine years at Baxter Healthcare Corporation (“Baxter”) in executive and general management roles of increasing responsibility, eventually responsible for a $1.5 billion global parenteral nutrition and IV fluid therapy business. Prior to Baxter, Ms. Kiernan served as Vice President of Finance, Distribution and Services at Allegiance Healthcare Corporation, where she co-led the successful turnaround of a $4 billion distribution business.
“I am very excited to be joining Endologix at such a pivotal time in the Company’s history,” commented Ms. Kiernan. “I look forward to working closely with the members of the Endologix board and leadership team as we revitalize the business and seek opportunities to drive stockholder value through innovation and improved patient outcomes.”
Ms. Kiernan received her Bachelor of Business Administration from Southern Methodist University in Dallas, Texas.
About Endologix, Inc.
Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. The Company's focus is endovascular stent grafts for the treatment of AAA. AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once an AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 80%, making it a leading cause of death in the U.S. For more information, visit www.endologix.com.